Exhibit 99.2

MARTIN MIDSTREAM PARTNERS L.P. COMPLETES THE PREVIOUSLY ANNOUNCED DIVESTITURE OF TERMINALLING ASSETS LOCATED IN CORPUS CHRISTI, TEXAS

KILGORE, TX - December 21, 2016 (GLOBE NEWSWIRE) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (the “Partnership”) announced today the completion of the divestiture of its terminalling assets located in Corpus Christi, Texas to NuStar Logistics, L.P.

Net cash proceeds received from the transaction were approximately $93 million after transaction fees and expenses, in addition to certain cash payments previously received by the Partnership in conjunction with its mandated relocation of certain dockage assets.

About Martin Midstream Partners

Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas liquids transportation and distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.